DREYFUS TAX-EXEMPT CASH MANAGEMENT FUNDS -Dreyfus California Tax-Exempt Cash Management Registration No. 811-3954

Sub-Item 77 Q-1

On December 5, 2007, the Registrant’s Board of Directors authorized the name change of Dreyfus California Tax-Exempt Cash Management to Dreyfus California AMT-Free Municipal Cash Management.